EXHIBIT 99.2


                       1Q 2002 EARNINGS CONFERENCE CALL
                 Remarks of Thomas O. Ryder, Chairman and CEO
                               October 31, 2001



Good Morning.

In August, at our last conference call, I said the first part of Fiscal 2002 would be difficult. We planned for it. Overall, first-quarter results came in about as we expected.

But we did not expect September 11. Who could have foreseen the dreadful impact of this event, which has transformed our society and all of our lives?

Given the economy, and the volatile social and political environment of the past six weeks, I look at our results for the quarter, and I say this:

It could have been a lot worse.


We made good progress in the quarter identifying the nature of our problems. Some of our businesses performed well despite the double impact of 9/11 and the anthrax scare. We accelerated efforts to achieve our $150 million reengineering and cost-cutting initiative. Also included in those results are sizable investments in our businesses to drive future growth.

Let me tell you about the first quarter:

We expected many of the negative trends from the second half of Fiscal 2001 to carry over into the first part of this year. We were concerned about the impact of the attorneys general sweepstakes agreement. We were concerned about how quickly we could develop new sweepstakes and other promotional packages to improve customer responses at US BHE. We were concerned about advertising sales, and circulation sales. We were concerned about the economic downturn in the United States. And, we were concerned about the economies of some other countries where we operate around the world. (We were concerned about everything.)

Because of these issues, I had said earnings for the first quarter would be roughly breakeven, with some difficulty continuing into the second quarter.

Then came September 11. I do not want to characterize us as "victims," given the devastating loss of life and the trauma inflicted on the people who were directly affected.

But I gotta tell you, if the business climate was so-so on September 10th, it did not get any better the next day. The climate of uncertainty hurt advertising. The climate of fear disrupted the postal system. And the terror event itself closed schools and businesses across the country for up to a week.

Guess what? Our company makes a living through advertising, direct mail, and sales activities in schools. It was a tough month.

Here's how our U.S. business was affected:

- Reader's Digest magazine sells roughly 70% of its subscriptions from September through December. In fact, we happened to have a big mailing that went out on September 11th. As you might imagine, that one just about disappeared. In the weeks that followed, most of our other mailings were hurt by the anthrax scare, so obviously the magazine will have some ground to make up.

- Response rates for Books and Home Entertainment mailings also dropped, although most of the effects will be seen in the second quarter. BHE makes extensive use of the U.S. postal system, so the anthrax scare certainly has had a negative effect on responses. Our progress with new promotion activities was also delayed by a month or two because test results in September-October were largely unreadable in the United States.

- The kick-off for the big season at QSP starts in September. Schools around the country closed after the terror attacks, and we had to postpone many of the seasonal launches. This had a negative impact on the first quarter, but most of the launches were rescheduled. QSP still managed to grow revenue by 14%. That's a hint of some good news that may lie ahead.

- September is also important for Books Are Fun, our display marketing company. September is when schools reopen and businesses gear up after summer vacations. As planned, we stepped up corporate event activity in the first quarter with our "Summer Sizzle" program. In the wake of 9/11, however, Books Are Fun had more than 300 corporate events cancelled and hundreds of school events delayed. We are rescheduling as many of the events as possible in the second quarter. Again, despite all of the cancellations, Books Are Fun still managed to grow revenue, `though marginally. That also is a good sign.

In all, we estimate that the impact on our first-quarter operating results was at least $5 million in operating profits and $10 million in revenues. We also had a $5 million benefit from the adoption of new FASB guidelines regarding goodwill. So, results were about what we expected, all things considered.

Here are some observations about how our businesses performed in the first quarter:

- BHE in the United States continues to have problems, as indicated by their numbers, which showed a negative profit swing of $32 million. Response rates continued to drop as a result of promotion changes required by the AG agreement. We cancelled some mailings and delayed others, which reduced revenues in the quarter. We reorganized the business and reduced its cost structure, but the benefit will be in future quarters.
      In this quarter, we got the full effect of reduced revenues without the cost-offset. Ouch! The slim element of good news here is that as we moved or cancelled promotion efforts, we missed some of the negative effects of terrorism, which could have hurt the quarter even more.

- International Businesses were not badly affected by 9/11, with the possible exception of the United Kingdom. Our results overseas were lower, but mostly because of timing issues. The business is better than the numbers indicate. In several markets, there were additional product shipments in last year's first quarter. So, in the quarter-to-quarter comparison, markets like Germany, Poland and the Nordic countries looked bad, although their performances were actually close to normal.

- Like many of our peers, our magazine business was affected by the slowdown in the advertising environment as many companies either cancelled or postponed media buys. Once again, Reader's Digest Magazine, like BHE, benefited from less exposure. Our magazine is unique in that the majority of our revenues are from circulation sales versus advertising. So, although we were affected by the industry-wide advertising slowdown, it could have been much worse.

- Our New Business Development segment continues to improve. Revenues for the first quarter went up from $9 million to $11 million, and the loss was cut from $7 million to $2 million. This segment is a greenhouse for start-up projects and new marketing ventures. We have been building up the initiatives that show promise and terminating the ones that do not.

To sum up the quarter, we have taken some hard body blows, but the business is still relatively strong as we go into the balance of the year.

To underscore that optimism, we repurchased roughly 3 million shares of Common Stock through October 5, at an average price of just over $17.

Now let's look at the Second Quarter:

We'll start with the negatives:

- As a result of September 11 and the subsequent anthrax scare, Reader's Digest magazine has been hurt by the loss of subscription sales and the advertising downturn. As I mentioned, the Digest sells 70% of its subscriptions between September and the end of December. Our subscription sales were sharply affected by these events.

- U.S. BHE has also been hurt by the same factors. Expect that business to continue to be weak. Although, as I have said, the exercise here is to mitigate our exposure by limiting activity until the environment becomes more direct-mail friendly - and as we continue to develop more effective promotional formats, both sweeps and non-sweeps. In the meantime, we are working hard to develop new products and marketing channels.

      Here are some examples: After September 11, BHE created Stories of Courage and Hope, a patriotic book produced in record time. We started marketing it this month. BHE also created a promotion for its music package, American Pride. This package is being offered through direct response TV, along with the Joy of Christmas music set. BHE used another marketing channel, QVC, to sell its book, 1001 Computer Hints. BHE also used Books Are Fun to sell products acquired through new licensing agreements with Disney and Hasbro's Milton Bradley. Perhaps most important, we have had great success selling Select Edition memberships to customers outside our internal lists. Since July, we have brought into the franchise almost one half million new customers. This is new. This is significant. This is very promising.

Now let's look more closely at those four components of the business that will drive profits in the second quarter. They are:

1.    International Businesses
2.    QSP
3.    Books Are Fun, and
4.    New Business Development

- International BHE is not suffering the kind of economic impact that happened in the United States, which we had feared might occur globally. At least not yet. Given the U.S. situation, the Company is benefiting greatly from being geographically diverse. Looking forward, I am getting early second-quarter reports that our international business is somewhat better than we expected.

- QSP suffered a short-term hit, but early indications are that we are making up that ground quickly. QSP might even exceed its own lofty growth expectations for the quarter.

- Same thing for Books Are Fun. It clearly was hurt by 9/11, but early sales-per-event figures in both schools and corporations appear strong enough to make up for the loss of events. At present, we see Books Are Fun well ahead of last year's same-store sales, and if we can continue to make up the lost events this could be a very good year.

- New Business Development is expanding its financial services offerings around the world and is overseeing the expansion of key U.S. businesses into new markets. During the first quarter, the QSP model was adapted in the United Kingdom as "Reader's Digest Fundraising." Books Are Fun, already operating in Mexico, was launched in France as "Cote Livres." While these launches will hurt our earnings somewhat this year, we believe they have a very promising future.

So, in all, we see earnings per share for the second quarter in the range of 75 to 80 cents.

Although visibility is very limited now, we are a bit more bullish about the third and fourth quarters of Fiscal 2002, relative to last year. Of course, this assumes some relative degree of normalcy in world events during that period.

In closing, I would like to acknowledge a remarkable effort to raise funds for families of the victims of the September terror attack. Children from all over the United States teamed up with QSP, the Reader's Digest Foundation and Reader's Digest employees to raise more than $1.6 million in aid. For their part, the children collected more than $1 million, a nickel at a time. I find this to be very inspiring, and I wanted to share it with you.

Now, I am pleased to introduce Mike Geltzeiler, our Chief Financial Officer, who has some additional matters to discuss. Then we will take your questions.